EXHIBIT 99.1

CONTACT:
Mr. Robert Amundsen                           Mr. Chris Rallis
Executive Vice President,                     President, Chief Operating Officer
Chief Financial Officer                       Triangle Pharmaceuticals, Inc.
Triangle Pharmaceuticals, Inc.                (919) 493-5980
(919) 493-5980                                www.tripharm.com
www.tripharm.com

FOR IMMEDIATE RELEASE:

            TRIANGLE PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS
     FOR SECOND QUARTER 2001; ANNOUNCES LAYOFFS AND REDUCTION OF CASH USAGE
        THROUGH 2002; PROVIDES UPDATE ON COVIRACIL(R) REGULATORY STATUS

DURHAM, N.C., AUGUST 6, 2001 -- Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today reported financial results for the second quarter ended June 30, 2001.

For the quarter ended June 30, 2001, the Company reported a net loss of $21,163,000, or ($0.45) per share, compared to a net loss of $26,758,000, or ($0.70) per share in the second quarter of 2000. For the six months ended June 30, 2001, the Company reported a net loss of $44,021,000, or ($0.99) per share, compared to a net loss of $58,143,000, or ($1.53) per share for the same six-month period in 2000. Cash, cash equivalents and total investments were $73,251,000 on June 30, 2001, compared to $62,931,000 on December 31, 2000.

Revenues for the second quarter of 2001 were $1,744,000 compared to $1,824,000 for the second quarter of 2000, both periods reflecting collaborative revenue recognized under the Company's strategic alliance with Abbott Laboratories. Total operating expenses were $23,907,000 for the second quarter of 2001, as compared to $30,576,000 for the second quarter of 2000.

For the six months ended June 30, 2001, the Company reported revenues of $3,489,000, and operating expenses of $49,550,000, yielding a net loss of $44,021,000, compared to revenue and operating expenses of $3,806,000 and $66,220,000, yielding a net loss of $58,143,000 for the six months ended June 30, 2000. The reduced 2001 operating loss was primarily the result of significantly reduced manufacturing expenses for clinical trial material and no purchased research and development expenses in 2001.

The Company also announced today that, because of the probable delay in the filing of a New Drug Application ("NDA") for Coviracil for the treatment of HIV, it is taking steps to significantly lower its cash usage to a targeted average of approximately $5 million a month through 2002, from an average of approximately $8 million a month for the twelve-month period ending June 30, 2001. The projected cash usage for the second half of 2001 and for the full year 2002 are targeted to be $36 million and $54 million, respectively. The Company expects to achieve these reductions by taking the following steps:

      o The Company is implementing a reduction in its workforce that will reduce full-time employees by approximately 54 and full and part-time independent contractors by approximately 31. This represents a reduction of approximately 35% of the Company's total workforce. This reduction will be accomplished primarily by the consolidation of some duties in the clinical and technical development areas, an increased reliance on out-sourced services, and a significant reduction in sales, administrative and other support personnel. The Company expects that the remaining workforce will be sufficient to continue the following clinical programs through 2002:

            o Phase III clinical studies on Coviracil for the treatment of HIV and hepatitis B
            o     Phase III study on Coactinon(R) for the treatment of HIV
            o Phase II studies on amdoxovir (formerly DAPD) for the treatment of HIV
            o Phase I and Phase II studies on clevudine (formerly L-FMAU) for the treatment of hepatitis B
            o Phase I studies with ImmunoStimulatory Sequence ("ISS") drug candidate for the treatment of hepatitis B licensed from Dynavax Technologies Corporation ("Dynavax").

      o The Company's clinical studies on mozenavir dimesylate (formerly DMP-450), a protease inhibitor, have been completed and no further studies are expected to be initiated.

o The Company expects that chemical development and manufacturing costs will continue to decrease during 2001 and 2002 since existing inventory of materials is expected to be substantially sufficient to supply clinical trials through 2002.

      o The Company is reducing resources dedicated to basic research on additional potential compounds in order to focus on its later stage development projects.


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

      o The Company has taken steps to reduce other expenditures that are not essential to its higher priority development activities.

Triangle expects to take a restructuring charge of approximately $2.3 million in the third quarter of 2001 related to the reduction of its workforce.

The Company also announced today that, based on further communications from the Food and Drug Administration and the Medicines Control Council of South Africa, it is unlikely that data from study FTC-302, its second Phase III clinical trial for the treatment of HIV, will be sufficient to support an approvable NDA in the United States. The Company therefore expects that it will need to include data from its ongoing study FTC-301, a third Phase III clinical trial of Coviracil for the treatment of HIV, to file an approvable NDA in the United States. Enrollment in study FTC-301 is scheduled to be completed in October of this year.

Commenting on these events, Dr. David Barry, Chairman and CEO of Triangle said, "While we are disappointed in the probable delay in filing an NDA for Coviracil in the United States, we continue to be impressed with the therapeutic profile of the drug and expect that it will be approved with the additional data from FTC-301. In addition, we are continuing preparation for the submission for Coviracil to file in Europe in the first half of next year."

Robert Amundsen, CFO of Triangle commented, "The reduction in the Company's targeted cash usage through 2002 will result from our efforts to streamline operations and to more intensely focus our resources on drug development and regulatory activities related to our compounds currently in Phase III testing."

Triangle will host a conference call and simultaneous webcast open to all interested parties at 11:00 a.m., E.T., on Wednesday, August 8, to answer questions and to discuss details related to its financial results and its ongoing development programs.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and hepatitis. Triangle's proprietary drug candidates under development for HIV and/or hepatitis include Coviracil(R) (emtricitabine), Coactinon(R) (emivirine), amdoxovir and clevudine. Triangle is also developing immunotherapies for HIV and hepatitis in collaboration with Dynavax utilizing Dynavax' ImmunoStimulatory Sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website at: http://www.tripharm.com.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE RISK


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

THAT THE COMPANY MAY NOT MEET ITS CASH USAGE TARGETS. CASH USAGE TARGETS MAY NOT BE MET FOR A NUMBER OF REASONS, INCLUDING THE RISK THAT EXPENDITURES MAY BE HIGHER THAN EXPECTED, UNPREDICTABLE EVENTS WHICH MAY IMPACT THE TIMING AND DEGREE OF ACTUAL STREAMLINING, THE RISK THAT CLINICAL TRIALS FOR COVIRACIL MAY NOT PROCEED AS PLANNED AND THAT REGULATORY SUBMISSIONS FOR COVIRACIL MAY BE DELAYED. ADDITIONAL RISKS INCLUDE THE RISK THAT THE COMPANY MAY BE UNABLE TO SUCCESSFULLY COMPLETE PIVOTAL CLINICAL TRIALS OR THAT ITS TRIALS COULD BE HALTED OR TERMINATED BY REGULATORY AUTHORITIES, THE COMPANY'S FUTURE CAPITAL NEEDS, ITS INABILITY TO COMMERCIALIZE COVIRACIL, AMDOXOVIR AND ISS-BASED THERAPIES DUE TO PATENT RIGHTS HELD BY THIRD PARTIES, THE COMPANY'S ABILITY TO OBTAIN ADDITIONAL FUNDING (INCLUDING CONTINGENT CONTRACTUAL MILESTONE PAYMENTS), PATENT PROTECTION AND REQUIRED REGULATORY APPROVALS FOR ITS DRUG CANDIDATES, THE DEVELOPMENT OF COMPETITIVE PRODUCTS BY OTHERS, THE COST OF COACTIVE THERAPY AND THE EXTENT TO WHICH COACTIVE THERAPY ACHIEVES MARKET ACCEPTANCE, THE COMPANY'S SUCCESS IN IDENTIFYING NEW DRUG CANDIDATES, ACQUIRING RIGHTS TO THE CANDIDATES ON FAVORABLE TERMS AND DEVELOPING ANY CANDIDATES TO WHICH THE COMPANY ACQUIRES ANY RIGHTS, AND THAT THE COMPANY'S COLLABORATIONS WITH THIRD PARTIES MAY NOT PROVE SUCCESSFUL. THESE AND OTHER RISKS ARE DISCUSSED IN DETAIL FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. AS A RESULT OF THESE AND OTHER RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THIS PRESS RELEASE. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.

                           - FINANCIAL CHART FOLLOWS -


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

                         TRIANGLE PHARMACEUTICALS, INC.
                         (A Development Stage Company)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              Three Months Ended       Six Months Ended
                                                   June 30,                June 30,
                                             --------------------    --------------------
                                               2001        2000        2001        2000
                                             --------    --------    --------    --------
Total revenues                               $  1,744    $  1,824    $  3,489    $ 3,8069

Operating expenses:
    License fees                                  858         462       1,953         840
    Development                                20,798      26,621      42,638      53,811
    Purchased research and development             --          --          --       5,350
    Selling, general and administrative         2,251       3,493       4,959       6,219
                                             --------    --------    --------    --------
         Total operating expenses              23,907      30,576      49,550      66,220
                                             --------    --------    --------    --------
Loss from operations                          (22,163)    (28,752)    (46,061)    (62,414)
Interest income, net                            1,000       1,994       2,040       4,271
                                             --------    --------    --------    --------
Net loss                                     $(21,163)   $(26,758)   $(44,021)   $(58,143)
                                             ========    ========    ========    ========

Basic and diluted net loss per
    common share                             $  (0.45)   $  (0.70)   $  (0.99)   $  (1.53)
                                             ========    ========    ========    ========

Shares used in computing basic and
    diluted net loss per common share          47,331      38,181      44,326      37,903
                                             ========    ========    ========    ========

                SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)

                                                     June 30,      December 31,
                                                       2001            2000
                                                    -----------    ------------
                                                    (Unaudited)

Cash, cash equivalents and
       investments                                    $73,251        $62,931
Working capital                                        22,186         15,727
Total assets                                           80,705         71,061
Total stockholders' equity                            $24,640        $13,781

Shares of Common Stock Outstanding                     48,364         38,529


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